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                                  EXHIBIT 23.1




Board of Directors
Trend Mining Company
(Formerly Silver Trend Mining Company)
Coeur d'Alene, Idaho



                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our audit report dated December 15, 2000 and our review report dated February 16, 2001 on the financial statements of Trend Mining Company (an exploration stage company) as of September 30, 2000 and December 31, 2000, respectively, the year and periods then ended, and the inclusion of our name under the heading "Experts" in the Form 10-SB- Amendment No. 4 Registration Statement filed with the Securities and Exchange Commission.


/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
CERTIFIED PUBLIC ACCOUNTANTS
Spokane, Washington


March 23, 2001